March 10, 2008
180 Connect, Inc. (“180 Connect”) and
each of its subsidiaries listed on Schedule A hereto
(together with 180 Connect, collectively, the “Companies”
and each, individually, a “Company”)
6501 East Belleview Ave
Englewood, CO 80111
Ladies and Gentlemen:
Reference is hereby made to those certain Home Services Provider Agreements dated as of May 1, 2007 (as amended, restated, supplemented or otherwise modified, the “HSP Agreements”) between DIRECTV, Inc., a California corporation (“DIRECTV”) and each of the Companies. Capitalized terms defined in the HSP Agreements and used in this letter agreement (this “Letter Agreement”) without definition shall have the meanings ascribed to such terms in the HSP Agreements.
Pursuant to the HSP Agreements (i) DIRECTV has engaged the Companies to provide services in the installation and maintenance of DIRECTV System Hardware (the “Services”) and (ii) the Companies have agreed to purchase DIRECTV System Components from DIRECTV.
In consideration for the Services, DIRECTV has agreed to pay certain fees to the Companies as described in Section 4 of the HSP Agreements. In connection with their purchase of DIRECTV System Components, the Companies have agreed to pay the purchase price for such DIRECTV System Components to DIRECTV within thirty (30) days or forty-five (45) days from the shipment of the DIRECTV System Components as provided in Section 2.2 of Exhibit 3.i to the HSP Agreements (each such date, the “Payment Due Date”).
Pursuant to Section 4.b. of the HSP Agreements and Section 2.2 of Exhibit 3.i to the HSP Agreements, the Companies and DIRECTV have agreed that, on any given Payment Due Date, DIRECTV shall have the right to offset any amounts due to DIRECTV from the Companies in respect of the DIRECTV System Components purchased by the Companies against any amounts owed by DIRECTV to the Companies under the HSP Agreements or any other agreements among the parties (the “Offset Right”).
The Companies have requested that DIRECTV agree to forbear in its right to exercise its Offset Right with respect to certain purchase orders (“Purchase Orders”) as described herein.
In consideration of the premises, the parties hereto agree as follows:
1.	Forbearance of Offset Rights. During the balance of March 2008, DIRECTV hereby agrees to forbear the exercise of its Offset Right with respect to the Purchase Orders set forth on Schedule B hereto; provided;

however, that if any of such Purchase Orders are paid prior to March 31, 2008, the next oldest outstanding Purchase Order shall be deemed to have been forbeared upon, so that the aggregate dollar value of Purchase Orders forbeared upon during the balance of March 2008 shall equal approximately but no more than $3 million. DIRECTV shall reasonably consider further adjustments to the aggregate forbearance amount on a monthly basis during the term of this Letter Agreement, commencing on April 1, 2008 but in no event shall the forbearance amount ever exceed $10 million in the aggregate.

2.	Representations and Warranties. Each of the Companies hereby represents and warrants to DIRECTV that:
a.	it is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Letter Agreement;

b.	this Letter Agreement constitutes the duly authorized, legally valid and binding obligation of each Company, enforceable against such Company in accordance with its terms;

c.	all consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Letter Agreement have been granted;

d.	the execution, delivery and performance by each Company of this Letter Agreement do not and will not (i) violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or bylaws of each Company, (ii) result in the creation of any lien or other encumbrance with respect to the property of any Company, or (iii) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any agreement, instrument or contract to which any of the Companies is a party or to which they or their assets are subject, including without limitation that certain Security and Purchase Agreement dated as of July 31, 2006, as amended, modified or otherwise supplemented (the “Purchase Agreement”), among the Companies and Laurus Master Fund, Ltd.;

e.	there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of any Company, threatened against a Company or any of its subsidiaries or any of their respective assets which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Companies and their subsidiaries, taken as a whole, or the ability of the Companies to comply with its obligations hereunder;

f.	the Companies’ request that DIRECTV forbear its Offset Right is made solely in order to enable the Companies to address cash liquidity shortfalls which may arise in the ordinary course of business; and

g.	No Default or Event of Default has occurred.
3.	Covenants. Each of the Companies covenants and agrees that it will:
a.	do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence;

b.	promptly provide to DIRECTV all financial and operational information with respect to the Companies as DIRECTV may reasonably request, including daily financial information;

c.	promptly notify DIRECTV after the occurrence of an Event of Default hereunder or an event of default under the Purchase Agreement or any other material agreement or contract to which any Company is a party;

d.	not make any acquisitions or investments outside the ordinary course of business; and

e.	not declare or pay any dividend or other distribution, direct or indirect, on account of any capital stock or equity interests of any Company or any of its subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any capital stock or equity interests of any Company or and of its subsidiaries or any direct or indirect parent of any Company, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of capital stock or equity interests of any Company or any of its subsidiaries, now or hereafter outstanding.
4.	Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:
a.	failure of any Company to pay, on a Payment Due Date, any amounts then due to be paid or any other amount due under any HSP Agreement or any other agreement between any Company and DIRECTV or any of its Subsidiaries (unless otherwise expressly agreed in writing by DIRECTV); or

b.	failure of any Company to pay, or the default in the payment of, any amount due under or in respect of any promissory note, indenture or other agreement or instrument relating to any indebtedness owing by any Company, to which any Company is a party or by which any Company or any of its property is bound beyond any grace period provided; or the occurrence of any other event or circumstance that, with notice or lapse of time or both, would permit acceleration of such indebtedness; or

c.	the occurrence of any default, event of default or similar event under the Purchase Agreement; or

d.	failure of any Company to perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Letter Agreement or any HSP Agreement; or

e.	any representation or warranty made by any Company to DIRECTV in connection with this Letter Agreement shall prove to have been false when made; or

f.	any provision of this Letter Agreement or any provision hereof or thereof shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part; or

g.	any order, judgment or decree shall be entered against any Company decreeing the dissolution or split-up of any Company; or

h.	suspension of the usual business activities of any Company or the complete or partial liquidation of any Company’s business; or

i.	(i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Company or any Company’s subsidiaries in an involuntary case under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Company or any Company’s subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Company or any Company’s subsidiaries or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of any Company or any Company’s subsidiaries for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Company or any Company’s subsidiaries; or

j.	an order for relief shall be entered with respect to any Company or any Company’s subsidiaries or any Company or any Company’s subsidiaries shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Company or any Company’s subsidiaries shall make an assignment for the benefit of creditors; or any Company or any Company’s subsidiaries shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors of any Company or any Company’s subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing.
5.	Remedies. Upon the occurrence of any Event of Default, DIRECTV’s agreement to forbear its Offset Right with respect to any existing or hereafter arising Purchase Orders shall terminate.

6.	Termination. This Letter Agreement shall terminate and be of no further force and effect on the earliest of (i) December 31, 2008, (ii) the occurrence of an Event of Default hereunder, (iii) 90 days after the termination of that certain proposal letter dated March 3, 2008 (the “Proposal Letter”) between 180 Connect and The DIRECTV Group, Inc., and (iv) the consummation of the transactions contemplated by the Proposal Letter as set forth in Section 1 thereof.

7.	Miscellaneous.
a.	All notices and other communications provided for hereunder shall be in writing (including telefacsimile communication) and mailed, telecopied, or delivered as follows: if to any Company, c/o 180 Connect, Inc., 6501 East Belleview Avenue, Englewood, CO 80111, Attention: Steven Westberg, CFO; and if to DIRECTV, 1211 Avenue of the Americas, New York, New York 10036, Attention: J. William Little, Senior Vice President and Treasurer; or in each case at such other address as shall be designated by any Company or DIRECTV. All such notices and communications shall, when mailed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier. Electronic mail may be used to distribute routine communications; provided that no signature with respect to any notice, request, agreement, waiver, amendment, or other documents may be sent by electronic mail.

b.	The Companies agree to indemnify DIRECTV against any losses, claims, damages and liabilities and related expenses, including counsel fees and expenses, incurred by DIRECTV arising out of or in connection with or as a result of the transactions contemplated by this Letter Agreement. In particular, the Companies promise to pay all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the collection and enforcement of this Letter Agreement.

c.	No failure or delay on the part of DIRECTV to exercise any right, power or privilege under this Letter Agreement and no course of dealing between the Companies and DIRECTV shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Letter Agreement are cumulative to, and not exclusive of, any rights or remedies that DIRECTV would otherwise have. No notice to or demand on the Companies in any case shall entitle the Companies to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of DIRECTV to any other or further action in any circumstances without notice or demand.

d.	This Letter Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may be delivered by facsimile, email or similar electronic transmission and shall be deemed the equivalent of an originally signed counterpart and shall be fully admissible in any enforcement proceedings regarding this Letter Agreement.
8.	Governing Law; Amendments - This Letter Agreement (a) shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws, (b) may only be amended in a writing executed by each of the parties hereto and (c) constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, other than the HSP Agreements, the provisions of which remain in full force and effect.

Very truly yours, DIRECTV, Inc.
By:	/s/ J. WILLIAM LITTLE
Name:	J. WILLIAM LITTLE
Title:	SVP

S-1

Accepted and agree as of the date first above written:

180 Connect, Inc.
By:	/s/ Steven Westberg
Name:	Steven Westberg
Title:	Chief Financial Officer

Mountain Center, Inc.
By:	/s/ Steven Westberg
Name:	Steven Westberg
Title:	Chief Financial Officer

Ironwood Communications Inc.
By:	/s/ Steven Westberg
Name:	Steven Westberg
Title:	Chief Financial Officer

S-2

Schedule A
Mountain Center, Inc.
Ironwood Communications Inc.

Schedule A-1

Schedule B
Purchase Orders
Outstanding DTV PO’s

			Cumulative
Order Date	Bill Doc	$ Amount	$ Amount

12/30/2007	90199209	75,200	75,200
12/30/2007	90199211	174,568	249,768
12/31/2007	90199232	50,160	299,928
12/31/2007	90199234	212,226	512,154
12/31/2007	90199264	102,576	614,730
12/31/2007	90199266	103,760	718,490
12/31/2007	90199268	201,832	920,322
12/31/2007	90199270	72,384	992,706
12/31/2007	90199272	424,720	1,417,426
12/31/2007	90199274	164,424	1,581,850
12/31/2007	90199276	61,568	1,643,418
12/31/2007	90199278	79,592	1,723,010
12/31/2007	90199280	25,912	1,748,922
12/31/2007	90199282	279,312	2,028,234
12/31/2007	90199284	3,408	2,031,642
12/31/2007	90199285	132,456	2,164,098
1/1/2008	90199440	38,192	2,202,290
1/2/2008	90199373	20,448	2,222,738
1/2/2008	90199375	24,840	2,247,578
1/2/2008	90199377	186,300	2,433,878
1/2/2008	90199381	33,120	2,466,998
1/2/2008	90199383	50,160	2,517,158
1/2/2008	90199385	47,232	2,564,390
1/2/2008	90199387	10,224	2,574,614
1/2/2008	90199390	21,912	2,596,526
1/2/2008	90199393	21,632	2,618,158
1/2/2008	90199448	10,816	2,628,974
1/2/2008	90199450	40,728	2,669,702
1/2/2008	90199452	11,688	2,681,390
1/2/2008	90199453	6,816	2,688,206
1/2/2008	90199455	163,752	2,851,958
1/2/2008	90199457	99,420	2,951,378
1/2/2008	90199459	10,224	2,961,602